UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 1, 2014

VOLT INFORMATION SCIENCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	001-9232	13-5658129
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1065 Avenue of the Americas, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

(212) 704-2400
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 1, 2014, Volt Delta Resource Holdings, Inc. (“VoltDelta”), a wholly-owned subsidiary of Volt Information Sciences, Inc. (“we” or the “Company”), and the Company entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with NewNet Communication Technologies, LLC (“NewNet”), a wholly-owned subsidiary of Skyview Capital, LLC. Volt’s Computer Systems segment provides cloud-based contact center services, voice self-service applications, and database software and services to organizations around the world. NewNet is a global provider of solutions for next generation mobile technologies worldwide that includes Mobile Messaging and Interactive Voice Response (IVR) platforms.

The proceeds to the Company of the transaction are a $10 million note bearing interest at one half percent (0.5 percent) per year due in 4 years and convertible into a capital interest of up to 20% in NewNet. The Company may convert the note at any time and is entitled to receive early repayment in the event of certain events such as a change in control of NewNet. The proceeds are in exchange for the ownership of Volt Delta Resources, LLC and its operating subsidiaries, which comprise the Company’s Computer Systems segment, and payment of $4 million by the Company during the first 45 days following the transaction. An additional payment will be made between the parties based on working capital adjustments.

In order to minimize any disruption in the business during the transition period, the Company and NewNet have entered into a Transitional Services Agreement for varying support services.  In addition, a Trademark Assignment Agreement has been executed in order to assign and transfer ownership of certain Trademarks.

The foregoing description is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K.

Item 2.02 Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 is incorporated herein by reference.

Item 2.05 Costs Associated with Exit or Disposal Activities

As part of the exit plan for VoltDelta, the Company will incur employment liabilities related to terminated employees.  The Company anticipates severance costs approximating $1 million from the closing date to a period of one year and legal and other disposal costs approximating $600,000.

Item 7.01 Regulation FD Disclosure

On December 3, 2014, the Company issued the press release attached hereto as Exhibit 99.1, announcing the Purchase Agreement.

Non-GAAP Financial Information

In addition to the pro forma financial information provided below, we are providing certain supplemental financial information, attached hereto as Exhibit 99.2, on a non-GAAP basis.  We sometimes provide services despite a customer arrangement not yet being finalized, or continue to provide services under an expired arrangement while a renewal arrangement is being finalized. Generally Accepted Accounting Principles (“GAAP”) usually requires that services revenue be deferred until arrangements are finalized or in some cases until cash is received, which causes some periods to include the expense of providing services although the related revenue is not recognized until a subsequent period (“Unrecognized Revenue”). The financial information in Exhibit 99.2 refers to financial data determined both using GAAP as well as on a non-GAAP pro forma basis. The non-GAAP pro forma basis includes adjustments for Unrecognized Revenue so that revenue is shown in the same period as the related services are provided. This non-GAAP financial information is used by management and provided here primarily to provide a more complete understanding of the Company’s business results and trends. This non-GAAP information should not be considered an alternative for, or in isolation from, the financial information prepared and presented in accordance with GAAP. In addition, this measure may not be comparable to similarly titled measures used by other companies. The financial information in Exhibit 99.2 also contains, for the convenience of the reader, the pro forma information related to the sale of VoltDelta.

The information in item 7.01 of this Current Report, including Exhibit 99.1 and 99.2 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of such section, nor shall the information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act.

Item 9.01 Financial Statements and Exhibits

(a)	Pro forma financial information

The following pro forma financial statements are filed with this Form 8-K and are attached hereto as Exhibit 99.3:

•	Pro Forma Consolidated Condensed Balance Sheet as of August 3, 2014
•	Pro Forma Consolidated Statement of Operations for the nine months ended August 3, 2014
•	Pro Forma Consolidated Statement of Operations for the years ended November 3, 2013, October 28, 2012 and October 30, 2011

(b)	Exhibits:

Exhibit Number	Description
2.1	Membership Interest Purchase Agreement dated December 1, 2014, by and between VoltDelta, the Company and NewNet
99.1	Press Release dated December 3, 2014
99.2	Non-GAAP Financial Information
99.3	Pro-Forma Financial Statements

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLT INFORMATION SCIENCES, INC.

Date: December 5, 2014	By:	/s/ James Whitney Mayhew
James Whitney Mayhew, Senior Vice President and Chief Financial Officer